Exhibit A

Other persons in filing group:

Around the Clock Trading and Capital Management, LLC     (10% owner)
33 6th Street S.
Suite 204
St. Petersburg, FL 33701

Wayne Anderson                            (Director of Issuer and 10% owner))
33 6th Street S.
Suite 204
St. Petersburg, FL 33701

Signatures of other persons in filing group:

Around the Clock Trading and Capital Management, LLC     (10% owner)
By: s/ Wayne Anderson
           Managing Member

s/ Wayne Anderson